Exhibit 5.1

Bank of America Plaza 813.229.7600 101 East Kennedy Boulevard 813.229.1660 fax Suite 2800 Tampa, Florida 33602 _____________________________________________ www.shumaker.com

August 16, 2024

Oragenics, Inc.

1990 Main Street, Suite 750

Sarasota, FL 34236

Re: Oragenics, Inc.

Ladies and Gentlemen:

We are acting as counsel to Oragenics, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing of the in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-1 of the Company (including all exhibits thereto, the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”) relating to the proposed public offering (the “Offering”) of (i) up to $5,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), (ii) pre-funded warrants to purchase up to 2,403,846 shares of Common Stock (the “Pre-Funded Warrants”) and (iii) up to 2,403,846 shares of Common Stock issuable from time to time upon exercise of the Pre-Funded Warrants (the “Warrant Shares” and collectively with the Common Stock and Pre-funded Warrants the “Securities”). The Securities are to be sold to the several purchasers pursuant to securities purchase agreements (each, a “Securities Purchase Agreement” and collectively, the “Securities Purchase Agreements”) among the Company and the purchasers signatory thereto (collectively, the “Purchasers”).

As such counsel and for purposes of our opinions set forth herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and other instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including without limitation (A) the Registration Statement, Prospectus and the respective exhibits thereto, (B) the form of Securities Purchase Agreement and the Pre-funded Warrants (collectively, the “Transaction Documents”); (C) the articles of incorporation, as amended and bylaws, as amended of the Company; and (D) such agreements, instruments, resolutions of the board of directors of the Company and committees thereof and other corporate records, and such other documents as we have deemed necessary or appropriate for the purpose of issuing this opinion letter, and we have obtained from officers and other representatives and agents of the Company and from public officials, and have relied (with your permission) upon, such certificates, representations and assurances, and public filings, as we have deemed necessary or appropriate. In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that the Warrants have been duly authorized; and (v) the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

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Based upon and subject to the foregoing, we are of the opinion that:

1.	The Common Shares have been duly authorized by the Company and if, when and to the extent any Common Shares are issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the relevant Transaction Documents, and as described in the Registration Statement and Prospectus (including payment in full of all consideration required for such Common Shares), such Common Shares will be validly issued, fully paid and nonassessable; and

2.	The Pre-funded Warrants have been duly authorized by the Company and if, when and to the extent any Pre-funded Warrants are issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the relevant Transaction Documents (including due and proper exercise of the relevant Pre-funded Warrant(s) in accordance with such Pre-funded Warrant(s) and payment in full of all consideration required thereunder for such Pre-funded Warrant), and as described in the Registration Statement and Prospectus, such Pre-funded Warrants will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of Florida. This opinion letter is limited to the laws of the State of Florida, as such laws presently exist and to the facts as they presently exist. We express no opinion as to the effect of the law of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws or (ii) state or federal antifraud laws.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the references to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP

SHUMAKER, LOOP & KENDRICK, LLP

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